EXHIBIT (a)(1)(xiv)

[S&I Logo]

[For Immediate Release]

October 19, 2005

Company Name:	Seven & I Holdings Co., Ltd.
Name of Representative: Noritoshi Murata, President and COO
(Code No. 3382/First Section of the Tokyo Stock Exchange)
Company Name:	Seven-Eleven Japan Co., Ltd.
Name of Representative: Toshiro Yamaguchi, President and COO

SEVEN-ELEVEN JAPAN EXTENDS TENDER OFFER FOR
ALL COMMON SHARES OF 7-ELEVEN, INC.

        Seven-Eleven Japan Co., Ltd. ("SEJ") today announced that it has extended its all-cash offer for the outstanding shares of 7-Eleven, Inc. ("SEI") that it does not already own until 12:00 midnight, New York City time, on Thursday, October 20, 2005. SEJ is continuing its discussions with the special committee of SEI's board of directors and its advisors regarding the offer. There can be no assurances, however, that an agreement will be reached, and SEJ reserves the right to withdraw the offer.

        The extended offer remains subject to the other terms and conditions set forth in the Offer to Purchase, dated September 6, 2005 and amended September 28, 2005, filed by SEJ and its wholly owned subsidiary, IYG Holding Company. As of October 18, 2005, SEI shareholders had tendered and not withdrawn approximately 452,274 shares.

Contact

    Public Relations Department of SEJ
    03-6238-3743

    Investment Banking Department of Nikko Citigroup Limited
    03-5574-4402

Important Information

        Shareholders of SEI are advised to read the Tender Offer Statement on Schedule TO, as amended, the offer to purchase and any other documents relating to the Tender Offer that are filed with the United States Securities and Exchange Commission (the "SEC") because they contain important information. Shareholders of SEI may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1-888-750-5834.

Cautionary Statement Concerning Forward-Looking Information

        Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. These statements are based on current expectations and involve risks and uncertainties relating to, among other things, whether the conditions to the tender offer will be satisfied, general economic factors, business and capital market conditions, general industry trends, changes in tax law requirements and government regulation. Seven & I Holdings Co., Ltd. and SEJ wish to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.